EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Cellectar Biosciences, Inc.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity(3)	Common Stock, $0.00001 par value per share (the “Common Stock”)	Rule 457(c) and Rule 457(h)	1,100,000	$3.86	$4,246,000	.0000927	$393.60

Total Offering Amounts							$393.60
Total Fee Offsets							$--
	Net Fee Due						$393.60

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of Cellectar Biosciences, Inc. (the “Registrant”) that become issuable under the Cellectar Biosciences, Inc. 2021 Stock Incentive Plan, as amended (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Common Stock reported on The Nasdaq Stock Market LLC on August 2, 2022.

(3)	Represents shares of the Registrant’s Common Stock that may be issued under the 2021 Plan.